EXCLUSIVE DISTRIBUTION AGREEMENT

This Distribution Agreement ("Agreement") is entered into as of the 1st day of June, 1999 between KnowSavage Productions, Inc., a New York State corporation with its principal location at 655 Fulton Street, Brooklyn, NY 11217 (hereinafter referred to as "Artist," "Label" or "Supplier") and Open Door Music Distribution, a Rhode Island Corporation with its principal place of business at 10 Dorrance Street, Providence, Rhode Island, 02903 (hereinafter referred to as "Distributor").

WHEREAS The Supplier is in the business of recording, developing, marketing and supporting certain Products as defined below and the Distributor wishes to manufacture and distribute to the dealers and the re-marketers of these Products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to do so, The Supplier is willing to grant to the Distributor, the exclusive right to manufacture and distribute these Products to such dealers and re-marketers as qualify and as defined below for resale purposes. In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

1. Definitions

     "End-User." Any person or entity who purchases or licenses the Product(s).

     "Information." The technical or business information, either oral or written that the Supplier or the Distributor furnishes to the other marked as proprietary or confidential or simply treated as such by the disclosing party. It includes research, development or business activities, including any unannounced Products and services, as well as any information relating to services, developments, processes, plans, financial information, customer and Supplier lists, forecasts and projections. Information will also include the terms of this Agreement.

     "Intellectual Property Rights." Any work of authorship, regardless of copyrightability, including copyrights and any moral rights recognized by law; and any other similar rights, in each case on a national and international basis

     "Products." The audio, digital or any other technical form, MP3, MP4 or other soft music downloads now known or later developed, of the musical, theatrical or literary performances developed or owned by the Supplier that are specifically listed in Exhibit A attached, along with enhancements, revisions, remixes or modifications made to the Products by the Supplier.

2. Term. This Agreement will begin on the date first written and will terminate twenty-four (24) months following the start date, unless sooner or later in accordance with the terms of this Agreement. Certain sections, as indicated below, will survive and remain effective even after the termination or expiration of this Agreement. All other rights and obligations of each party to the other will terminate upon the termination of this Agreement.

2.1 Advances. Following the full execution of this Agreement and during the initial twenty-four (24) month term, Distributor shall pay advances for Supplier's promotional expenses (the "Promotional Fund") of up to twenty-five ($25,000) dollars, which shall be recoupable as Advances. The Promotional Fund shall be administered exclusively by Distributor. Supplier shall give Distributor reasonable prior notice of any sums to be disbursed by Distributor on Supplier's behalf from the Promotional Fund including the payee's full name, street address, telephone number, contact person and other information reasonably requested by Distributor (such as, but not limited to, payee's federal identification number of social security number, copies of the contract between Supplier and payee, invoices, description of services to be provided, professional references, etc.).

Upon verification through Soundscan, of sales of at least five thousand (5000) units of the Product set forth in Exhibit A, Distributor shall pay advances for Supplier's promotional expenses from the Promotional Fund of up to fifteen ($15,000) dollars, which shall be recoupable as Advances. The Promotional Fund shall be administered exclusively by Distributor. Supplier shall give Distributor reasonable prior notice of any sums to be disbursed by Distributor on Supplier's behalf from the Promotional Fund including the payee's full name, street address, telephone number, contact person and other information reasonably requested by Distributor (such as, but not limited to, payee's federal identification number of social security number, copies of the contract between Supplier and payee, invoices, description of services to be provided, professional references, etc.).

3. Exclusive Distributor. The Supplier grants the Distributor an irrevocable exclusive right and license to manufacture and distribute the Products alone or with other Products and to affix its own label in addition to the Suppliers on prior notice and consultation with Supplier. Except as provided, the Distributor will have sole control over methods of manufacturing, distributing, marketing, pricing, labeling, advertising, and the terms and conditions of any sale, unless otherwise provided for herein on prior notice and consultation with supplier.

3.1 Independent Contractors. The Supplier and the Distributor agree that their relationship is not that of joint venturers, principals or agents, or franchiser and franchisee. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized to do so by the other in writing.

3.2 Use of Trademarks and Trade Names. No right, title or interest in or to any trademarks, trade names, professional names, slogans, labels and designs used by either the Supplier or the Distributor, nor the goodwill connected, is conveyed by this Agreement. The Distributor may, in connection with the manufacture, distribution and sale of the Products pursuant to the terms of this Agreement, refer to the Supplier's applicable trade names o trademarks provided that all such references are in conformance with the Supplier's requirements regarding such use, as such requirements are communicated to the Distributor in writing from time to time by the Supplier. The Supplier, in connection with the promotion of the Products, may refer to Distributor's applicable trade names or trademarks provided that all such references conform to the Distributor's requirements communicated to Supplier.

4. Distribution Rights. In recognition of the investment to be made by the Distributor in connection with its manufacture, marketing and distribution of the Products, the parties agree to the following: The Supplier hereby grants the Distributor the exclusive right to distribute the Products in all of North America, including Canada, Mexico and Central America (the "Primary
Territories") in which it is legal to sell the Products, subject to the limitations below and in Section 4.1.

Notwithstanding anything in the foregoing sentence, the Supplier does hereby grant Distributor the exclusive right to solicit the distribution, sale or licensing of the Product in the following territories-Western and Eastern Europe, Japan, Singapore, Thailand, South America and Australia (the "Secondary Territories") under the terms set forth in this Agreement for a period of twelve
(12) months from the date first written above.

The Distributor shall distribute the Products to any and all wholesale and retail outlets, key outlets, direct mail, mail order, audiophile or other specialty stores, chains, franchises, one stops, individual stores or any other stores who normally and traditionally sell audio and video products embodying the performances of musical, literary or theatrical talent. These outlets include, without limitation, any " Internet," "online" or new technological sales outlets such as MP3, MP4, soft music downloads now know or to be developed in the future. The exclusive distribution rights granted to the Distributor pursuant to this Agreement expire twenty-four (24) months (the "Primary Contract Period") from the date first written above. The Supplier controls the exclusive right to extend and renew this Agreement by exercising options ("Option Periods") as defined in this Paragraph. The length of each consecutive option shall be for a period of One (1) year commencing upon the expiration of the Primary Contract Period or the then current Option Period. Each option will be deemed automatically exercised by Supplier unless Supplier delivers notice to Distributor of its intention to terminate. Said notice to terminate shall be delivered to Distributor no later than Thirty (30) days prior to the expiration of the current Primary Contract or Option Period. It shall be made in writing and mailed to Distributor by Certified or Registered mail, return receipt requested in order to be deemed delivered. The Supplier will not sell any products with specifications substantially comparable to those of the Products.

Notwithstanding anything in the foregoing paragraph, in the event Supplier wishes to exercise its option to terminate this Agreement at the end of the Primary Contract Period or the then current Option Period and in consideration of the fact that the Distributor shall be responsible for manufacturing, duplicating and packaging of the Products as set forth herein, the then current Primary Contract or Option Period shall be extended until such time as Distributor has recouped any and all expenses, costs or other recoupable amounts as incurred by the Distributor as a result of the sale of Products. Once Distributor has recovered any and all expenses, costs or other recoupable amounts, the Supplier shall have the right to exercise its option to terminate this Agreement.

5. Distributor's Responsibilities. The Distributor agrees to manufacture and distribute the Products to any authorized dealers as defined herein. The Distributor will maintain an inventory of Products and warehousing facilities sufficient to adequately serve the demands of its dealers on a timely basis. The Supplier agrees to provide the Distributor with the necessary Masters, complete artwork, including label copy, liner notes and credits in completed film form, as well as licenses, approvals, consents and permissions necessary to manufacture, duplicate and distribute the Products.

5.1 Supplier's Responsibilities. Supplier agrees to supply Distributor with different photographs and biographical material pertaining to the Products as may be needed for promotion, merchandising, in-store display and advertising. If any such material is inaccurate, misleading, obscene or an invasion of anyone's privacy, then Distributor shall have the right, but not the obligation, to correct, edit, delete or revise such information and to eliminate any inaccuracy, or misleading materials.

Distributor shall have the right to charge the actual cost or expense of making such changes against any sums due Supplier under this Agreement. Distributor agrees to consult with Supplier before making any of the changes. Distributor's inadvertent failure to consult with Supplier regarding the changes shall not be deemed a breach of this Agreement.

5.1.1 Live Performances. The Supplier does hereby agree to perform or to permit the public performance of the Masters by means of radio broadcast, television broadcast or any other method now or hereafter known including new technologies.

5.2 Promotional Efforts. The Supplier will be solely responsible for all-promoting, publicizing, advertising, marketing, and merchandising efforts necessary to generate airplay and the sale of the Products. Excluding Section 5.2, the Distributor shall, at its sole discretion, advertise, publicize, market and promote the Products in the media of its choice after prior notice and consultation with Supplier. For each one hundred (100) compact discs, LP's, singles or tapes that Distributor ships to its dealers for which royalties shall be payable hereunder, Distributor shall have the right to ships its dealers, on a no-charge basis or at a cost which is fifty (50%) percent or less of Distributor's regular wholesale price five (5) compact discs, ten (10) LP's, singles or tapes for which royalties shall not be payable to Supplier. No royalties shall be payable for compact discs, LP's, singles or tapes used for the purpose of publicity or advertising, for records distributed to radio stations, television stations, motion picture companies, publishers or others, for Product used on transportation facilities or as in-store play samplers, for records sold as cutouts or overstock or for records sold as scrap after prior notice to and consultation with Supplier. Notwithstanding anything to the contrary hereinabove set forth, if Distributor changes its overall policy with respect to Product shipped to dealers on a no-charge basis or at a cost which is fifty (50%) percent or less of Distributor's regular wholesale price on which royalties are not payable, then Distributor shall have the right to change the limitations hereinabove set forth in accordance with such new policy after prior notice and consultation with Supplier.

5.3 Participation by Distributor. For Products selling One Thousand (1000) units and for each increment of One Thousand units sold thereafter, Distributor agrees to hold from its share of royalties and to place in a separate Advertising Escrow Account, an amount equal to fifty ($0.50) cents per unit sold. Said account to be used for the purpose of advertising and promoting the Product. This expense will be deemed a non-recoupable advance to the Supplier and is meant to promote, expose and market the Products.

5.3.1 Participation by Supplier. For Products selling One Thousand (1000) units and for each increment of One Thousand units sold thereafter, Supplier authorizes Distributor to hold from its share of royalties and to place in a separate Advertising Escrow Account, an amount equal to Fifty ($0.50) cents per unit sold. Said escrowed amounts to be used for the purpose of advertising and promoting the Product.

5.3.2 Use of Advertising Escrow Account. It is the sole discretion of the Supplier to direct the Distributor, in writing, as to whether funds deposited in it Advertising Escrow Account are to be used for advertising space or time solely for the promotion of its Products or as part of cooperative advertising buys in which Supplier is promoted along with other Suppliers or Artists of like or similar style, image and audience appeal. If Supplier agrees to participate in cooperative advertising buys, Distributor agrees to allocate advertising space, type size, placement and all other aspects of the advertising equally among the participant Suppliers. Notwithstanding anything in Section 11.1.1, upon expiration of this Agreement, including all extensions and renewals, the Supplier's share, in the amount of fifty (50%) percent of the balance remaining in the Advertising Escrow Account will be credited against any recoupable advances, costs, expenses advanced to the Supplier by the Distributor. Any remaining funds will be payable to the Supplier in the form of a certified check during the quarterly payment period directly after the date of expiration or termination.

5.4 Supplier Packaging. The Distributor will distribute Products with all packaging, warranties, and disclaimers designated by the Supplier and will require all the Dealers to adhere to the terms applicable to such Products.

5.5 Reports. The Distributor will mail to Supplier no later than fifteen (15) days after the end of each month during the term of this Agreement including any extensions, renewals or revisions and quarterly for twenty-four (24) months after the expiration or termination of this Agreement, a report customized to the Supplier's needs, showing the preceding month's current inventory of each Product, the quantity of each Product shipped, the number of returns or refunds on Products, the balance of Supplier's Advertising Escrow Account and other relevant information for the prior month as requested by Supplier.

5.6 Compliance with Laws. The Distributor will comply with all material applicable present and future federal, state, county, local, and, where necessary, foreign laws, ordinances, and regulations relating to the sale of the Products.

5.7 Service Support. Subject to the Distributor's customer service policy and in union with the Supplier, the Distributor will provide sales support including without limitation, returns processing, End-User inquiries, field account maintenance and mutually approved sales incentives, in the form of "free goods", etc.

6. Payment Terms. Distributor will pay to Supplier, on a quarterly basis, fifty (50%) percent of the wholesale price as set forth in Exhibit B of this Agreement after deducting all taxes and duties and Distributor's customary container charges (i.e. the container charges which Distributor customarily charges a majority of the suppliers then under exclusive term distribution agreements with Distributor). With respect to the distribution of Product outside of the United Stated for which Distributor receives payment or credit, Distributor shall calculate the applicable container charge on the basis of the retail price less all taxes and duties only if the licensee accounting to Distributor for the particular sales concerned ha computed the container charge applicable to the Distributor on a basis which is less all taxes and duties; otherwise Distributor shall calculate the applicable container charge hereunder on the basis of the wholesale list price inclusive of taxes and duties. At the present time, Distributor's customary container charges are as follows for the following
Products: twelve (12%) percent of the retail list price for compact discs, disc records, (other than seven-inch singles released in a standard generic sleeve, (for which there is no packaging deduction and other than those listed below); ten (10%) percent of the retail list price for cassette tapes or digital audio tapes (DATS). For all sales transacted through Distributor's Internet retail CD store, Distributor will pay to Supplier, on a quarterly basis, fifty (50%) percent of the retail price for any sales transacted through Distributor's on-line CD retail store and MP3, MP4 or other soft music download site owned and controlled by Distributor.

6.1 Masters & Packaging. The Supplier will provide appropriate art and masters as requested by the Distributor to permit Products to be manufactured by Distributor at the manufacturing facility of Distributor's choice. The Supplier agrees to comply with these requests at no additional charge (other than transportation charges) provided that the Distributor furnishes the Supplier with shipping instructions at least five (5) days prior to shipment. The Supplier agrees to supply art, graphics, film, geographical material, press clippings or any other item to be used for promotional or advertising purposes by the Distributor. The Distributor agrees to provide displays, rack dividers or other forms of " in-store" display as required or by its distribution outlets. The Distributor's costs would be recoupable expenses, deductible from Supplier's royalties payable, itemized and included on the reports as defined in Section
5.4 herein.

6.2 Warehousing. Deleted intentionally.

7. Financial Condition. The Distributor represents and warrants that it is and at all times during the term of this Agreement will remain in good financial condition, solvent and able to pay its bills when due. From time to time, on reasonable notice by the Supplier, an audit of the Books and Records pertaining to this Agreement can be scheduled as long as it is during normal business hours, at Suppliers sole expense, at a place and time designated by Distributor and no more frequently than once in any contractual year of this Agreement. If errors or discrepancies are found, the responsible Party shall reimburse or correct the error within thirty (30) business days together with Supplier's reasonable audit cots. Interest will accrue on any delinquent amounts owed to the Supplier at the rate of one (1%) percent per month, or at the maximum permitted by applicable law, whichever is less.

7.1 Pricing. The Supplier is free to determine its own suggested resale prices for the Products.

8. Risk of Loss. The Distributor assumes the risk of loss and damage of the products in transit from the Distributor's shipping point to the point of destination as well as once Product is warehoused.

9. Distributor Duties. The Distributor agrees to honor all replacement requests from Dealers or End-Users pursuant to the terms of the End-User Agreement pertaining to the defective units. The Distributor will instruct all the Dealers to submit all replacement requests to the Distributor.

9.1 Additional Protection. If, within any six (6) month period, twenty (20%) percent or more of the Products, while within the warranty period specified in this Agreement, exhibit defects of the same kind and nature, and such defects are the result of faulty design or workmanship or defects in materials arising from any cause for which the Distributor is responsible, then the Distributor agrees to give compensation, or render assistance, at the Distributor's sole expense, by delivery of replacement Products found to be effective to the place designated by the Distributor. If the cause of the defects is the responsibility of the Supplier, then the Supplier agrees to give compensation or render assistance to re-record, mix or master the Product to correct the defects. The Distributor will provide the Supplier a written report of all warranty claims at least once every three (3) months.

9.2 Indemnification. Deleted Intentionally.

10. Ownership Warranty and Indemnification. The Supplier warrants to the Distributor that the Products are the originals with the Supplier, the Products do not infringe upon any copyright or other proprietary rights of others, the Supplier has full power and authority to grant the rights herein granted to the Distributor and the Supplier has not previously or otherwise granted any other rights in the Products to any third party that conflict with the rights in this Agreement granted to the Distributor. The Supplier agrees to defend at its expense and hold the Distributor harmless from any claim against the Distributor resulting from a breach of any of the warranties set forth above and to pay any reasonable costs, damages, or expenses (including attorneys' fees) arising from any such claim. The Supplier will have sole control of the defense, all negotiations and settlement. The Distributor will promptly notify the Supplier in writing of any such claim and, at the Supplier's request and expense, provide the Supplier with all available information to enable the Supplier to defend the same. Following notice of a claim or a threatened or actual suit, the Supplier will immediately, at its own expense, procure for the Distributor the right to continue the use of the Products subject to such claim, demand, or, having failed to obtain such right, replace or modify such Products to make them non-infringing, or having failed to replace or modify the Products, refund to the Distributor the purchase price of all unsold products. If the Distributor elects to replace any of the Products, such replacement will substantially meet the performance and interface specifications of the replaced Products. The warranties stated in this Section would survive the expiration or termination of this Agreement.

11. Terminate Events. This Agreement may be terminated by either Party upon the occurrence of any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law which is initiated by the other party, or is initiated against it and not dismissed or stayed within thirty (30) days, a material breach by the other party of any of the terms of this Agreement, which breach is not remedied by the other party within thirty (30) days of the other party's receipt of notice of such breach or upon the sale or distribution of the Products in violation of the Distributor's exclusive distribution rights as described in
Section 4.1. The written notice of termination will be given by registered or certified mail, in which event this Agreement will terminate thirty (30) days from the date of mailing of the notice providing Distributor is not able to cure said breach during that time and without relinquishing any of Supplier's right to pursue remedies other than termination. Distributor warrants and represents that Supplier's Products shall be distributed via Valley Media, if distributor discontinues or terminates its distribution agreement with Valley Media Distributor has ninety (90) days to secure comparable distribution or Supplier shall have the right to terminate this Agreement.

11.1 Supplier's Early Termination. The Supplier may terminate this Agreement at any time during the Primary Contact Period or in any of the Option Periods upon receipt of a bona fide offer to Supplier from a major record or distribution company, major being defined by the standards and traditions of the Music Industry (i.e. Sony, Universal, etc.). Notwithstanding anything in the foregoing sentence, the Distributor is hereby granted the right of first refusal providing Distributor with the opportunity to submit a counter-offer within five (5) business days from the date of the bona fide offer to Supplier, that is of a comparable or more favorable term to the Supplier . If Supplier accepts Distributors counter-offer then both Parties agree to negotiate the new agreement in good faith.

11.1.1 Early Termination. If Supplier declines Distributor's counter-offer, and chooses to terminate this Agreement, entering into a new recording or distribution agreement, as defined herein within twelve (12) months from the date of the early termination, Supplier agrees to pay or cause to be paid directly to the Distributor a sum equal to one (1) percent of retail sales on any product released by Supplier during the term of any new agreement. Distributor will continue to distribute any and all product distributed under this Agreement to date. Not withstanding any rates as set forth in Exhibit B, upon early termination of this Agreement, the following Post Term Royalty rates will apply to the Product set forth in Exhibit A and be payable to Distributor; Year One-After Early Termination -fifteen (15%) percent; Year two-After Early Termination-ten (10%) percent; Year Three-After Early Termination five (5%) percent; and nothing thereafter. Further, Supplier agrees to abide by all other terms and provisions governing the manufacture, distribution, sale, quality control and End-User services as set forth herein including, but not limited to the Supplier's Advertising Escrow account. The Distributor may, at its discretion, choose to manufacture the distributed product in order to maintain inventory levels as needed. In the event that Distributor does manufacture Products, all expenses and costs shall be deemed recoupable advances and be deductible from Supplier's share of royalties as et forth herein upon expiration of the Post Term, all rights, inventories, Product, royalties and Supplier's share of the Advertising Escrow Account will revert to Supplier.

11.2.1 Early Termination Buy Out. Notwithstanding anything stated in the above Sections, in the event of early Termination as set forth in Section 11.1.1, Supplier may elect to buy out Distributor by way of a flat fee buy out. Said amount to be negotiated at the time of Early Termination, in good faith and agreed upon, in writing by all Parties.

In the event of a flat fee buy out all rights, product, inventory, royalties, future overrides, accrued Advertising Escrow Accounts, art, masters and other items as set forth herein shall revert back to Supplier.

12. Fulfillment of Obligations. Any termination of this Agreement will not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability incurred by either party prior to any such termination. Except as qualified by the preceding sentences, neither party will, by reason of the termination of this Agreement, be liable to the other for any damages arising out of any such termination.

12.1 Effect of Termination and Survival. Except in the event of Early Termination, the Distributor shall have the right to continue all display, advertising,  and  use  of  all  the  Supplier  names,  trademarks,  logos,  and designations and will use, advertise or display any such names, logos trademarks, or designations.

13. Protection of Information. The Parties agree to hold Information in confidence, except as permitted by this Agreement, as it uses to protect its own confidential information. If used in a manner contrary to the terms of this Section, the other party will have the right. To injunctive relief enjoining such attempts, it being agreed that legal remedies are inadequate. No press releases or other like publicity or advertising of any nature regarding this Agreement that mentions this Agreement or the other party by name will be released by a party without the prior written agreement of the other party. Without the prior written consent of the Supplier, the distributor will refrain from copying, reverse engineering, disassembling, de-compiling, translating, or modifying the Products, or granting any other person or entity the right to do so.

13.1 Notification. The Distributor will promptly notify the Supplier of any claims, or notification that its marketing, licensing, support, or service may or will infringe the Intellectual Property Rights of any other person or entity and any determination or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. The Distributor will assist the Supplier in the protection and defense of such Intellectual Property Rights.

14. Assignment. Except as set forth herein, neither this Agreement nor any of its rights, in whole or in part, will be assignable or transferable by either party without the express written consent of the other party. This Agreement will be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

14.1 Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement will constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver will be effective only with respect to the specific obligation described in that waiver.

14.2 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article will not be applicable to any payment obligations of either party.

14.3 Settlement of Disputes. Each party acknowledges that, if there is any breach including, without limitation, unauthorized use of Confidential Information, the non-breaching party will suffer injury that cannot be compensated by money and therefore will not have an adequate remedy at law. If either party institutes an action to enforce the provisions of this Agreement which may be brought in either New York County or Rhode Island, such party will be entitled to obtain such injunctive relief or other remedy from a court of competent jurisdiction as may be necessary to prevent or curtail any such breach. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

14.3.1 Any dispute or claim arising out of this Agreement other than those set forth in Section 14.3, or any aspect of the creation, validity, interpretation, breach, or termination of this Agreement will be submitted to binding arbitration to be held in Providence, Rhode Island before a panel of three arbitrators.

Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party. Within thirty
(30) days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator. The arbitration will be filed with and governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The reasonable expenses of arbitration will be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one party to the other relating to any arbitration under this Agreement will be in writing and will be effective if given in accordance with Section 14.7 below.

14.4 Proprietary Information. Each party acknowledges that it may be furnished with or may receive or have access to information or material that relates to past, present or future Products, and marketing plans, "Proprietary Information." The Parties agree to preserve the confidentiality of the Proprietary Information, whether disclosed to the other party before this Agreement is signed or afterward, including the terms of this Agreement. A party will not disclose or disseminate the Proprietary Information for its own benefit or of any third party. The previously stated obligations do not apply to any information that is publicly known, is given to a party by someone else who is not obligated to maintain confidentiality or a party had already developed prior to the day this Agreement is signed, as evidenced by documents. Neither party will take or cause to be taken any physical forms of Proprietary Information without the other party's written permission. Within three (3) days after the termination of this Agreement, a party will return to the other party all copies of Proprietary Information in tangible form. Despite any other provisions of this Agreement, this Section will survive termination of this Agreement.

14.5 Cumulative Rights. Any specific right or remedy provided in this Agreement will not be exclusive but will be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

14.6 Governing Law. This Agreement will be governed by the substantive laws of the State of Rhode Island applicable to Agreements made and fully performed in Rhode Island by Rhode Island residents. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. This Agreement supersedes and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision of the American Arbitration Association or of a court, the remainder will remain valid and enforceable according to its terms.

14.7 Notices. All notices required or permitted under this Agreement will be in writing and will be delivered or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party will specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with Acknowledgment of Receipt or by any commercial courier providing equivalent acknowledgment of receipt. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

SUPPLIER                                        DISTRIBUTOR
  /S/                                               /S/
----------------------------------------        --------------------------------
Kendrick J. Davis p/k/a "Jeru the Damaja"       David DeBaene
President, Knowsavage Productions, Inc.         President, Open Door Music, Inc.

                                    Exhibit A

                                    Products
                                    --------


                  JERU THE DAMAJA PRESENTS THE SUPA-HUMAN KLIK

                               FEATURING MIZMARVEL

                                    Exhibit B


CDs, Vinyl, EPs, Double Disc Sets                    50%              50%
   Suggested Retail Price       Net Royalty      Artist Share      OD Share
---------------------------  ----------------  ----------------  ---------------
            $8.97                  $4.30            $2.15            $2.15
            $9.97                  $4.80            $2.40            $2.40
           $10.97                  $5.25            $2.63            $2.62
           $11.97                  $5.75            $2.88            $2.87
           $12.97                  $6.20            $3.10            $3.10
           $13.97                  $6.70            $3.35            $3.35
           $14.97                  $7.20            $3.60            $3.60
           $15.97                  $7.65            $3.83            $3.82
           $16.97                  $8.15            $4.08            $4.07
           $17.97                  $8.60            $4.30            $4.30
           $18.97                  $9.10            $4.55            $4.55
           $19.97                  $9.60            $4.80            $4.80
           $20.97                 $10.05            $5.03            $5.02
           $21.97                 $10.55            $5.28            $5.27
           $22.97                 $11.00            $5.50            $5.50
           $23.97                 $11.50            $5.75            $5.75
           $24.97                 $120.00           $6.00            $6.00
Cassettes & EPs                                       50%              50%
   Suggested Retail Price       Net Royalty      Artist Share      OD Share
---------------------------  ----------------  ----------------  ---------------
            $5.90                  $2.80            $1.40            $1.40
            $6.98                  $3.35            $1.68            $1.67
            $7.98                  $3.80            $1.90            $1.90
            $9.98                  $4.80            $2.40            $2.40
           $10.98                  $5.25            $2.63            $2.62
           $11.98                  $6.76            $2.88            $2.87
           $12.98                  $6.20            $3.10            $3.10
           $13.98                  $6.70            $3.35            $3.35
           $14.98                  $7.20            $3.60            $3.60
           $15.98                  $7.65            $3.83            $3.82
           $16.98                  $8.15            $4.08            $4.07
Cassette Singles & EPs                               50%              50%
   Suggested Retail Price       Net Royalty      Artist Share      OD Share
---------------------------  ----------------  ----------------  ---------------
            $4.99                  $2.40            $1.20            $1.20
            $5.49                  $2.64            $1.32            $1.32
            $5.99                  $2.85            $1.43            $1.42
            $6.49                  $3.10            $1.55            $1.55
            $6.99                  $3.35            $1.68            $1.67
            $7.99                  $3.85            $1.93            $1.92